Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated August 24, 2016 relating to the financial statements, which appears in Mesoblast Limited’s Annual Report on Form 20-F for the year ended June 30, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers
Melbourne, Australia
July 10, 2017